Exhibit 10.5

Restricted Stock Agreement

This Restricted Stock Agreement (this “Agreement”), is entered into as of _____________ (the “Execution Date”) and effective as of ________________ (the “Effective Date”), sets forth the terms and conditions of an award (this “Award”) of shares of restricted stock (“Shares”) granted by White River Energy Corp, a Nevada corporation (the “Company”), to ___________ (the “Recipient”).

1. Definition and Incorporation of Certain Terms. This Award is made pursuant to the Company’s authorized common stock in its bylaws, and shall be included in the formation of a new incentive equity plan for the Company (the “Plan”) and the equity award granted hereunder shall be made from the pool of equity awards authorized under the Plan. The terms of the Plan are otherwise incorporated in this Agreement. Capitalized terms used in this Agreement that are not defined in this Agreement have the meanings as used or defined in the Plan. The Recipient hereby acknowledges receipt of the Plan.

2. Award. As of the Effective Date, the Recipient was granted ______ Shares.

3. Vesting/Forfeiture.

(a) The Shares shall vest in equal annual installments over a ten-year period (with fractional numbers initially rounded up and then rounding down) beginning as of the Effective Date, subject to continued service as a Director of the Company as of each applicable vesting date.

The Shares shall fully vest upon a Change of Control in the Company defined as defined in the Recipient’s Employment Agreement.

4. Profits on the Sale of Certain Shares; Cancellation. If any of the events specified in Section 24 of the Plan occur within 12 months following the date the Recipient last performed services as a director or officer of the Company (the “Termination Date”) (or such longer period required by any written employment agreement), unvested Shares shall be forfeited. Further, in such event, the Company may at its option cancel the Shares. The Company’s rights under this Section 4 do not lapse one year from the Termination Date but are a contract right subject to any appropriate statutory limitation period.

5. Restriction on Transfer. The Recipient shall not sell, transfer, pledge, hypothecate or otherwise dispose of any Shares prior to the applicable vesting date.

6. Reservation of Right to Terminate Relationship. Nothing contained in this Agreement shall restrict the right of the Company to terminate the relationship of the Recipient at any time, with or without cause.

7. Tax Withholding. The Recipient acknowledges and agrees that the Company may require the Recipient to pay, or may withhold from sums owed by the Company to the Recipient, any amount necessary to comply with the minimum applicable withholding requirements that the Company deems necessary to comply with any federal, state or local withholding requirements for income and employment tax purposes.

8. No Obligation to Minimize Taxes. The Company has no duty or obligation to minimize the tax consequences of this Award to the Recipient and will not be liable to the Recipient for any adverse tax consequences arising in connection with this Award. The Recipient has been advised to consult with his own personal tax, financial and/or legal advisors regarding the tax consequences of this Award.

9. 409A Compliance. The provisions of this Agreement and the issuance of the Shares is intended to comply with the short-term deferral exception as specified in Treas. Reg. § 1.409A-l(b)(4).

10. Dividend Reserve on Granted but Unvested Shares. Any dividends issued by the Company shall be reserved for any and all granted but unvested shares to the Recipient. Upon vesting, the Recipient shall receive shares either directly from the Company or from the Transfer Agent appointed by the Company to manage its shares.

11. Representations and Warranties of the Recipient. The Recipient is acquiring the Shares for his own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distribution or selling the same, and has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof. The Recipient understands that the Shares are being issued without registration under the Securities Act of 1933 (the “Act”) or applicable state securities laws and may not be sold, transferred or otherwise disposed of without registration under the Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or an available exemption from registration under the Act and applicable state securities laws, the Shares must be held indefinitely. The Recipient acknowledges and agrees that the Shares will bear a restrictive legend (if certificated) or transfer restriction (if uncertificated) stating that the Shares have not been registered under the Act and setting forth or referring to the restrictions on transferability and sale of the Shares.

12. Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted delivery, as follows:

To the Company:	White River Energy Corp

To the Recipient:	Email: _____________________

or to such other address as either of them, by notice to the other may designate from time to time.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

14. Attorney’s Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to a reasonable attorney’s fee, costs and expenses.

15. Severability. If any term or condition of this Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement, and such term or condition except to such extent or in such application, shall not be affected hereby and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

16. Entire Agreement. This Agreement represents the entire agreement and understanding between the parties and supersedes all prior negotiations, understandings, representations (if any), and agreements made by and between the parties. Each party specifically acknowledges, represents and warrants that they have not been induced to sign this Agreement.

17. Governing Law; Exclusive Jurisdiction. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of Nevada without regard to choice of law considerations. Any action arising out of or related to this Agreement shall only be brought in the state or federal courts located in San Antonio, Texas. The parties agree not to raise any objection to the venue including whether it is an inconvenient forum in the federal courts.

18. Headings. The headings in this Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date aforesaid.

White River Energy Corp

By:
Name:
Title:

The Recipient:

By:
Address: